[Synergy Financial Group, Inc.]




August __, 2002


Dear Depositors and Prospective Investors:

         Synergy Financial Group, Inc., the holding company for Synergy Bank and Synergy Financial Services, Inc., has adopted a Plan of Stock Issuance by which a minority percentage of its common stock will be sold in a subscription offering to eligible depositors of Synergy Bank at a price of $10.00 per share. In addition, if shares remain available and depending on market conditions at or near the completion of the subscription offering, shares of Synergy Financial Group, Inc.'s common stock may be sold to the public at a price of $10.00 per share. The majority of Synergy Financial Group, Inc.'s common stock will be held by Synergy, MHC, a federally-chartered mutual holding company.

         We want to assure you that our stock issuance will not affect the terms, balances, interest rates or FDIC insurance coverage on deposits at Synergy Bank or the terms or conditions of any existing loans with Synergy Bank. Let us also assure you that our stock issuance will not result in any changes in our personnel, management, or Board of Directors.

         If you decide to exercise your subscription rights to purchase shares, you must return a properly completed stock order form together with full payment for the subscribed shares (or appropriate instructions authorizing withdrawal in such amounts from your authorized deposit account(s) at Synergy Bank) so that it is received at our Stock Information Center not later than 12:00 noon, eastern time, on August __, 2002.

         We believe it is in our best interest to have as our stockholders Synergy Bank account holders and residents of the communities we serve. We encourage you to review the enclosed prospectus carefully. If you have any questions, please call our Stock Information Center at (908) 956-4011.

Sincerely,


/s/Kenneth S. Kasper                      /s/John S. Fiore
--------------------------                -------------------------------------
Kenneth S. Kasper                         John S. Fiore
Chairman of the Board                     President and Chief Executive Officer


Enclosures


This letter is neither an offer to sell nor a solicitation of an offer to buy securities. The offer is made only by the prospectus accompanied by a stock order form. The shares of common stock offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

                         [TRIDENT SECURITIES LETTERHEAD]




August __, 2002


To Depositors and Prospective Investors:

         Trident Securities, a Division of McDonald Investments, Inc. is an NASD member broker/dealer assisting Synergy Financial Group, Inc. in its stock offering by which a minority percentage of its common stock will be sold to eligible depositors of Synergy Bank in a subscription offering at a price of $10.00 per share and, if shares remain available and depending on market conditions at or near the completion of the subscription offering, to the public at a price of $10.00 per share.

         At the request of Synergy Financial Group, Inc., we enclose certain materials regarding the sale and issuance of Synergy Financial Group, Inc.'s common stock. We have been asked to forward these documents to you in view of certain requirements of the securities laws of your state. We should not be understood as recommending or soliciting in any way any action by you with regard to the enclosed materials. If you have any questions, please contact us at the Stock Information Center at (908) 956-4011.

                                              Very truly yours,




                                              TRIDENT SECURITIES, A DIVISION OF
                                              MCDONALD INVESTMENTS, INC.




Enclosures





--------------------------------------------------------------------------------
This letter is neither an offer to sell nor a solicitation of an offer to buy securities. The offer is made only by the prospectus accompanied by a stock order form. The shares of common stock offered are not savings accounts or deposits and are not insured or guaranteed by the federal deposit insurance corporation or any other governmental agency.
--------------------------------------------------------------------------------